                                                               Exhibit 99 (a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              SHERIDAN ENERGY, INC.

                                       AT

                               $5.50 NET PER SHARE

                                       BY

                               CPN SHERIDAN, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                               CALPINE CORPORATION



THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
           TUESDAY, SEPTEMBER 28, 1999, UNLESS THE OFFER IS EXTENDED.


      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF SHERIDAN ENERGY, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY CPN SHERIDAN, INC. ("MERGER SUBSIDIARY") AND CALPINE CORPORATION ("CALPINE"), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

                     -------------------------------------

      Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing such tendered Shares and all other required documents to the Depositary or follow the procedure for book-entry tender of Shares set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificate(s) representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

         Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its addresses and telephone numbers specified on the back cover of this Offer to Purchase.

                     -------------------------------------

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. King & Co., Inc.
August 31, 1999

                                TABLE OF CONTENTS

                                                                                                          Page
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
INTRODUCTION............................................................................................    1

1.     Terms of the Offer...............................................................................    3
2.     Acceptance for Payment and Payment...............................................................    5
3.     Procedure for Tendering Shares...................................................................    6
4.     Withdrawal Rights................................................................................    9
5.     Certain Tax Consequences.........................................................................    9
6.     Price Range of Shares; Dividends.................................................................   11
7.     Certain Information Concerning the Company.......................................................   12
8.     Certain Information Concerning Merger Subsidiary and Calpine.....................................   14
9.     Source and Amount of Funds.......................................................................   16
10.    Background of the Offer; Past Contacts, Transactions or Negotiations with
       the Company......................................................................................   17
11.    Purpose of the Offer; Merger Agreement; Stockholder Agreement; Appraisal Rights..................   19
12.    Effect of the Offer on the Market for the Shares; Stock Quotations; Registration under
       the Exchange Act.................................................................................   33
13.    Dividends and Distributions......................................................................   34
14.    Extension of Tender Period; Termination; Amendment...............................................   34
15.    Certain Conditions of the Offer..................................................................   36
16.    Certain Legal Matters; Regulatory Approvals......................................................   39
17.    Fees and Expenses................................................................................   41
18.    Miscellaneous....................................................................................   41

Schedule I  Information Concerning the Directors and Executive Officers
                  of Calpine and Merger Subsidiary......................................................   I-1

To the Holders of Common Stock of
Sheridan Energy, Inc.:

                                  INTRODUCTION

         CPN Sheridan, Inc., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of Calpine Corporation ("Calpine"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Sheridan Energy, Inc., a Delaware corporation (the "Company"), at $5.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders of the Company (the stockholders of the Company are referred to herein as the "Stockholders") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Calpine will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and D.F.
King & Co., Inc. (the "Information Agent") in connection with the Offer.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

         PURSUANT TO THE MERGER AGREEMENT, THE COMPANY HAS REPRESENTED TO CALPINE THAT DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ("FINANCIAL ADVISOR" OR "DLJ"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS OPINION TO THE EFFECT THAT THE $5.50 PER SHARE TO BE PAID IN THE OFFER AND THE MERGER (DEFINED BELOW) IS FAIR TO THE HOLDERS OF THE SHARES FROM A FINANCIAL POINT OF VIEW. THE OPINION OF THE FINANCIAL ADVISOR IS TO BE SET FORTH IN FULL IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, TO BE FILED BY THE COMPANY AND MAILED TO STOCKHOLDERS IF NOT MAILED HEREWITH. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (DEFINED BELOW) AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY CALPINE AND MERGER SUBSIDIARY, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES, ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES (IF ANY) AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE (SUCH TOTAL NUMBER OF OUTSTANDING SHARES BEING HEREINAFTER REFERRED TO AS THE "FULLY DILUTED SHARES") (THE "MINIMUM CONDITION"). SEE
SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

         The Company has represented to Calpine in the Merger Agreement that, as of August 25, 1999, there were (i) 6,733,770 Shares issued and outstanding, (ii) 1,139,556.25 shares of Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") issued and outstanding, (iii) 725,500 Shares reserved for issuance upon the exercise of stock options outstanding under various Company stock option plans and (iv) 150,000 Shares reserved for issuance upon exercise of outstanding warrants (the "Warrants") to purchase additional Shares. Based upon the foregoing, as of August 25, 1999, there were approximately 7,609,270 Fully Diluted Shares. Calpine owns no Shares of record, but Merger Subsidiary has the right to direct the tender in connection with the Offer of up to 4,067,537 Shares pursuant to an agreement with certain Stockholders, as more specifically described in Section 11. Accordingly, Calpine believes that the Minimum Condition would be satisfied (based on the foregoing assumptions) if the Shares referred to in the immediately preceding sentence are validly tendered pursuant to the Offer and not withdrawn.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 25, 1999 (the "Merger Agreement"), among the Company, Calpine and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors. The Merger Agreement provides, among other things, that, after consummation of the Offer, and after satisfaction or waiver of all conditions to the Merger, Merger Subsidiary will be merged into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Calpine, Merger Subsidiary or any subsidiary of either of them or held by the Company as treasury stock (which shall be canceled) or by Stockholders exercising appraisal rights under Delaware Law (defined below)) will be converted into the right to receive $5.50 in cash or any higher price paid for each Share in the Offer, without interest. If the Minimum Condition is satisfied and Merger Subsidiary purchases Shares pursuant to the Offer, Merger Subsidiary will have the power to approve the Merger without the affirmative vote of any other Stockholder. In the event that Merger Subsidiary owns 90% or more of the Shares then outstanding, the "short-form" merger provisions of the Delaware General Corporation Act ("Delaware Law") would permit the Merger to occur without a meeting or a vote of the Stockholders. See Section 11.

         Calpine, Merger Subsidiary and certain Stockholders have entered into an Agreement, dated as of August 25, 1999 (the "Stockholder Agreement"), pursuant to which such Stockholders granted to Merger Subsidiary an irrevocable option (the "Stock Option") to purchase, subject to certain conditions, for a price of $5.50 per Share, or to cause to be tendered pursuant to the Offer, an aggregate of up to 3,492,537 outstanding Shares, up to an additional 425,000 Shares issuable under outstanding employee and director stock options and up to an additional 150,000 Shares issuable upon exercise of the outstanding Warrants (collectively, the "Stockholder Option Shares"). The Stockholder Option Shares represent approximately 53.5% of the Fully Diluted Shares. Subject to satisfaction of certain conditions (including the commencement of the Offer), the Stock Option is exercisable by Merger Subsidiary at any time until the 20th business day following termination of the Merger Agreement. Under the Stockholder Agreement, each such Stockholder granted an irrevocable proxy to Merger Subsidiary to vote in favor of the Merger Agreement and certain related matters, subject as aforesaid. As a result of the Stockholder Agreement, Calpine and Merger Subsidiary may be deemed to be the beneficial owner of the Stockholder Option Shares. The Stockholder Agreement also provides that, promptly after the consummation of the Offer, Merger Subsidiary will purchase, or cause the Company to purchase and redeem, all of the outstanding Preferred Stock at a price per share of Preferred Stock equal to $10.10, plus accrued and unpaid dividends thereon (whether or not declared). All of the outstanding Preferred Stock is owned by one of the Stockholders which is a party to the Stockholder Agreement.

         Upon consummation of the Offer, each outstanding stock option under the Company's various stock option plans (whether vested or unvested) will be canceled and each option holder will receive cash from the Company based on the Offer price. See Section 11.

         Upon acceptance for payment by Merger Subsidiary of such number of Shares which satisfies the Minimum Condition, Calpine is entitled, pursuant to the Merger Agreement, to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and
(ii) the percentage that the number of Shares owned by Calpine or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all necessary action to cause Calpine's designees to be elected or appointed to the Company's Board of Directors; provided that, prior to the Effective Time, the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Calpine or Merger Subsidiary nor an employee of the Company (an "Independent Director"). No action proposed to be taken by the Company to (i) amend or terminate the Merger Agreement or the certificate of incorporation or by-laws of the Company or (ii) waive any action required to be taken by Calpine or Merger Subsidiary or any rights of the Company under the Merger Agreement shall be effective without the approval of the Independent Director.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

         Upon the terms and subject to the conditions set forth in the Offer, Merger Subsidiary will accept for payment and purchase, at the time and in the manner set forth in Section 2, all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on September 28, 1999, unless Merger Subsidiary shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary, shall expire.

         The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition. If any such condition is not satisfied, Merger Subsidiary may, except as otherwise described below, (i) terminate the Offer and return all tendered Shares to tendering Stockholders,
(ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended,
(iii) waive such condition (except the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or
(iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of Merger Subsidiary's right (or, in certain circumstances, obligation) to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Section 14. Merger Subsidiary acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Merger

Subsidiary to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

         Pursuant to the Merger Agreement, Calpine and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of the Company, no change may be made which (i) changes the form of consideration to be paid in the Offer, (ii) decreases the price per Share or the number of Shares being sought in the Offer, (iii) imposes conditions to the Offer in addition to those expressly set forth in the Merger Agreement, (iv) changes or waives the Minimum Condition, (v) extends the Offer (except as set forth in the Merger Agreement) or (vi) makes any other change to any condition to the Offer set forth in the Merger Agreement which is materially adverse to the holders of Shares.

         Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), Merger Subsidiary shall have no obligation (except as otherwise required by applicable law) to advertise publicly or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         Subject to the Merger Agreement, if Merger Subsidiary makes any material change in the terms of the Offer or the information concerning the Offer, or waives any condition to the Offer that results in a material change to the circumstances of the Offer, Merger Subsidiary will disseminate additional tender offer materials and extend the Offer to the extent required to comply with Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The Securities and Exchange Commission (the "Commission") has interpreted such rules to prescribe that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         The Company has provided Merger Subsidiary with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

         Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of all the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance. Merger Subsidiary may, without the consent of the Company, (i) extend the Offer if, at the scheduled Expiration Date, any of the conditions to the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of time of not more than 20 business days beyond the initial Expiration Date, if on the date of such extension less than 90% of the Fully Diluted Shares have been validly tendered and not withdrawn and (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff applicable to the Offer. In addition, under certain circumstances, Merger Subsidiary may be required under the Merger Agreement to extend the Offer. See
Section 11. For a description of Merger Subsidiary's right to terminate the Offer (subject to the terms of the Merger Agreement) and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see
Section 14.

         For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, and if, Merger Subsidiary gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from Merger Subsidiary and transmitting such payments to tendering Stockholders.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in Section 3)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined below) in connection with a book-entry transfer and (iii) any other required documents. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Under no circumstances will interest be paid by Merger Subsidiary on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

         The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Subsidiary may enforce such agreement against such participant.

         If Merger Subsidiary increases the consideration to be paid for Shares pursuant to the Offer, Merger Subsidiary will pay such increased consideration for all Shares purchased pursuant to the Offer.

         Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Calpine or any of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Stockholder, as promptly as practicable following the expiration or termination of the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

         To tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with a book-entry transfer of such Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) certificates for such Shares to be tendered must be received by the Depositary at one of such addresses or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

         The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with such book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

         Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

         If the certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

         If a Stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

                  (i) such tender is made by or through an Eligible Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Subsidiary, is received by the Depositary (as provided below) by the Expiration Date; and

                  (iii) the certificates for all physically delivered Shares (or a Book-Entry Confirmation of all Shares delivered electronically), as well as a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three National Association of Securities Dealers Inc. trading days on the Nasdaq National Market System after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

         THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates for such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

         Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering Stockholder must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (or, in the case of a foreign individual, a Form W-8 which may be obtained from the Depositary).

         By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Merger Subsidiary as such Stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Merger Subsidiary (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after August 25, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Merger Subsidiary. Upon such acceptance for payment, all prior proxies and consents granted by such Stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such Stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Merger Subsidiary will be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Merger Subsidiary reserves the right to require that, in order for Shares to be validly tendered, immediately upon Merger Subsidiary's acceptance for payment of such Shares, Merger Subsidiary is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

         All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding on all parties. Merger Subsidiary reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Subsidiary's counsel, be unlawful. Merger Subsidiary also reserves the absolute right to waive any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of any other tender of Shares. None of Merger Subsidiary, Calpine, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Merger Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         The acceptance for payment of Shares tendered pursuant to any one of the procedures described above will constitute an agreement between the tendering Stockholder and Merger Subsidiary upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn on or after October 29, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding. None of Merger Subsidiary, Calpine, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSEQUENCES.

         This summary sets forth the material anticipated Federal income tax consequences to

Stockholders of their disposition of Shares pursuant to the Offer and the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. Such laws or interpretations may differ on the date of the consummation of the Offer or at the Effective Time, and relevant facts may also differ. The summary does not address any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Neither the consummation of the Offer nor the effectiveness of the Merger is conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters.

         This summary is for general information only. The tax treatment of each Stockholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, Stockholders who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Shares, Stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

         Sales of Shares by Stockholders pursuant to the Offer (or the Merger) will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

         In general, a Stockholder will recognize gain or loss equal to the difference between the tax basis of such Stockholder's Shares and the amount of cash received in exchange for the Shares. This gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Stockholder and will be long-term capital gain or loss if the holding period for the Shares is more than 12 months as of the date of the sale of such Shares.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

         The Shares are traded on the Nasdaq SmallCap Market under the symbol "SHDN." The following table sets forth, on a per share basis for the periods shown, the range of high and low sales prices of the Shares as set forth in the Company 10-K (as defined below) for the years ended 1997 and 1998 and as reported by IDD Information Services for other quotations.


       YEAR ENDING 1999:                                        HIGH           LOW
       -----------------                                        ----           ---
       First Quarter                                             $3.75         $2.87
       Second Quarter                                            $3.62         $2.50
       Third Quarter (Through August 24, 1999)                   $4.00         $3.00

       YEAR ENDED 1998:

       First Quarter                                             $6.25         $3.50
       Second Quarter                                            $5.62         $3.00
       Third Quarter                                             $4.00         $2.37
       Fourth Quarter                                            $5.12         $2.50

       YEAR ENDED 1997:

       First Quarter                                             $ *           $ *
       Second Quarter                                            $ *           $ *
       Third Quarter                                             $3.62         $2.25
       Fourth Quarter                                            $8.31         $3.50

-------------------------

* No reported trading activity for the period noted.

         On August 24, 1999, the last day of trading prior to the issuance by Calpine of a press release announcing the execution of the Merger Agreement, the last sale price on the Nasdaq SmallCap Market was $4.00 per Share. On August 30, 1999, the last day of trading prior to the commencement of the Offer, the last sale price on the Nasdaq SmallCap Market was $5.39 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

         As reported by the Company, the Company has not paid any dividends on its Common Stock. As of December 31, 1998, according to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1998 (the "Company 10-K"), there were approximately 2,300 holders of record of outstanding Shares.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

         The Company is a Delaware corporation with its principal executive offices located at 1000 Louisiana, Suite 800, Houston, Texas 77002.

         According to the Company 10-K, the Company is a domestic independent energy company engaged in the exploration and production of oil and natural gas. The Company's core properties and operations are in the Sacramento Basin of California and South Texas. The Company is also engaged in intrastate natural gas gathering and treating.

         The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-QSB for the six months ended June 30, 1999. More comprehensive financial information is included in the Company 10-K, such Quarterly Report and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              SHERIDAN ENERGY, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)

                                              FISCAL YEAR ENDED                       SIX MONTHS ENDED
 STATEMENT OF OPERATIONS DATA                    DECEMBER 31,                             JUNE 30,
                                  ----------------------------------------        ------------------------
                                                                                         (UNAUDITED)
                                    1998            1997            1996            1999            1998
                                  --------        --------        --------        --------        --------
Total revenues                    $ 19,831        $  7,327        $  5,445        $ 13,242        $  9,369

Operating income (loss)             (6,027)         (1,154)           (331)          1,027          (1,128)

Net income (loss)                  (10,599)         (1,867)         10,435          (1,346)         (2,296)

Net loss per Share -- Basic          (1.78)          (2.51)          (2.00)          (0.44)          (0.44)

Shares used in per share
calculation -- Basic                 6,731           4,365           4,406           6,731           6,731

BALANCE SHEET DATA                    AT JUNE 30, 1999                   AT DECEMBER 31, 1998
                                      ----------------                   --------------------
                                        (UNAUDITED)
Cash and cash equivalents               $     714                             $     639

Working capital                            (4,671)                               (4,769)

Total assets                              115,431                                68,877

Long-term debt, less current
portion                                    64,200                                31,950

Total stockholders' equity                  7,624                                10,384

         The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although Calpine and Merger Subsidiary do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Calpine and Merger Subsidiary do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Calpine or Merger Subsidiary.

         The Company is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commissioner at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street (Suite
1400), Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission.

8. CERTAIN INFORMATION CONCERNING MERGER SUBSIDIARY AND CALPINE.

         Merger Subsidiary, a Delaware corporation and a wholly owned subsidiary of Calpine, was organized to acquire the Company and has not conducted any unrelated activities since its organization on August 23, 1999.

         Calpine, a Delaware corporation, is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States.

         The principal executive offices of Calpine and Merger Subsidiary are located at 50 West Fernando Street, San Jose, California 95113. The name, age, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Merger Subsidiary and Calpine are set forth in Schedule I hereto.

         The following selected consolidated financial data relating to Calpine and its subsidiaries has been taken or derived from the audited financial statements contained in Calpine's Annual Report on Form 10-K for the year ended December 31, 1998 and the unaudited financial statements contained in Calpine's Quarterly Report on Form 10-Q for the six months ended June 30, 1999. More comprehensive financial information is included in such Annual Report, such Quarterly Report and the other documents filed by Calpine with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

                               CALPINE CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)

                                        FISCAL YEAR ENDED                     SIX MONTHS ENDED
INCOME STATEMENT DATA                     DECEMBER 31,                            JUNE 30,
                             --------------------------------------       -----------------------
                                                                                (UNAUDITED)
                               1998           1997           1996           1999           1998
                             --------       --------       --------       --------       --------
Total revenue                $555,948       $276,321       $214,554       $336,590       $196,742

Income from Operations        146,676         97,187         66,791         73,208         46,455

Net income                     45,678         34,699         18,692         21,410          8,569

Net income per common            2.27           1.74           1.45           0.90           0.43
share-basic

Net income per common            2.16           1.65           1.26           0.85           0.41
share-diluted

BALANCE SHEET DATA                     AT JUNE 30, 1999     AT DECEMBER 31, 1998
                                       ----------------     --------------------
                                          (UNAUDITED)
Working capital                           $  346,429            $   86,924

Total assets                               2,549,750             1,728,946

Non-recourse project financing                  --                   5,450
(current)

Non-recourse project financing                  --                 114,190
(long-term)

Senior notes                               1,551,750               951,750

Stockholders' equity                         514,127               286,966

         Calpine is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Calpine is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Calpine. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

         On January 25, 1999, Calpine entered into an arrangement with Sheridan California Energy, Inc. ("SCEI"), a subsidiary of the Company, pursuant to which Calpine, through a subsidiary, contributed $15 million in cash to SCEI in exchange for (i) a 20% common equity interest in SCEI and (ii) $13 million of seven-year redeemable non-voting preferred stock of SCEI. The preferred stock provides for cash dividends of $0.70 payable annually (a 14.0% annual rate) or, at the discretion of SCEI, dividends may be paid in kind in an amount equal to
 .07 additional shares for
each outstanding share of preferred stock. The proceeds of the financing were used by SCEI to acquire certain Sacramento Basin, California properties (the "Sacramento Basin Properties") from the Amerada Hess Corporation. The Company in such transaction contributed $3 million in cash and $4.6 million of seismic data and oil and gas producing assets in California in exchange for a 80% common equity interest in SCEI. In connection with such transaction, Calpine, through a subsidiary, entered into a Gas Purchase Sale Agreement with the Company which provides that substantially all of the natural gas produced at the Sacramento Basin Properties will be sold to Calpine. From April 1, 1999 through July 31, 1999, Calpine paid the Company approximately $4.9 million for natural gas under such agreement.

         Except as described in this Offer to Purchase, neither Calpine, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has the right to acquire any equity securities of the Company, nor has Calpine, Merger Subsidiary or, to their knowledge, any of the persons or entities referred to above or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transaction in the equity securities of the Company during the past 60 days.

         Except as described in this Offer to Purchase, neither Calpine, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

         Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Calpine, Merger Subsidiary or any other subsidiary of Calpine or, to their knowledge, any of the persons listed in
Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

         Except as described in this Offer to Purchase, none of Calpine, Merger Subsidiary, any other subsidiary of Calpine, or, to their knowledge, any of the persons listed in Schedule I, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure pursuant to the rules and regulations of the Commission.

9.  SOURCE AND AMOUNT OF FUNDS.

         The total amount of funds required by Merger Subsidiary to purchase Shares pursuant to the Offer and the Merger, refinance, if necessary, certain indebtedness of the Company and its subsidiaries, purchase the outstanding Preferred Stock, and pay related fees and expenses is expected to be approximately $64 million. Merger Subsidiary will obtain all funds needed for the Offer and the Merger from Calpine by means of a capital contribution, loan or a combination thereof. Calpine will obtain such funds (i) from its general corporate funds and/or (ii) by borrowing under its existing Credit Agreement, dated as of September 25, 1996, as amended as of May 15, 1998 (as amended, the "Credit Agreement"), among Calpine, as borrower, the banks and other financial institutions party thereto, as lenders, and the Bank of Nova Scotia, as agent. The Credit Agreement provides for borrowings of up to an aggregate of $100,000,000 of loans on an unsecured basis. Borrowings under the Credit Agreement bear interest at the Bank of Nova Scotia's base rate plus an applicable margin or at LIBOR plus an applicable margin. The Credit Agreement includes customary covenants including financial covenants. Merger Subsidiary has not conditioned the Offer on obtaining financing.

         As of August 30, 1999, Calpine had (i) approximately $250 million in cash, cash equivalents and marketable securities and (ii) availability to borrow up to an additional $79 million of loans under the Credit Agreement.

         The foregoing summary of the source and amount of funds is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is filed as an exhibit to Calpine's Current Report on Form 8-K, dated May 1, 1996, filed with the Commission and is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7.

         Although no definitive plan or arrangement for repayment of borrowings under the Credit Agreement have been made, Calpine anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method Calpine will use to repay the borrowings under the Credit Agreement. Such decision will be made based on Calpine's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Calpine may deem appropriate.

10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

         As described above in Section 8, in January 1999, Calpine made an investment in, and agreed to purchase natural gas from, SCEI, a subsidiary of the Company. SCEI used the proceeds of the investment and other funds to purchase the Sacramento Basin Properties.

         Following the January 1999 investment in SCEI, John T. King, Vice President-Business Development of Calpine, had several discussions with B.A. Berilgen, the President and Chief Executive Officer of the Company, about the Company's capitalization and prospects for growth. During these discussions, Mr. King inquired as to whether the Company would be interested in discussing a possible business combination transaction. Mr. Berilgen encouraged Mr. King to discuss the possibility of a transaction directly with Jeffrey E. Susskind, the Chairman of the Board of Directors of the Company.

         On May 21, 1999, on behalf of Calpine, Mr. King sent a letter to Mr. Susskind expressing an interest to meet and discuss Calpine's interest in the Company. On May 24, 1999, Mr. King and Mr. Susskind met in Houston, Texas. At such meeting, Mr. King indicated that Calpine desired to evaluate further a possible business combination with the Company at a price of $4.00 per Share. Mr. Susskind indicated that he was not satisfied with Calpine's valuation, but expressed interest in further discussions and indicated that the Company would be willing to provide Calpine with an opportunity to conduct preliminary due diligence with respect to the Company.

         Calpine and the Company entered into a confidentiality agreement dated as of June 15, 1999 (the "Confidentiality Agreement"). Following execution of the Confidentiality Agreement, the Company provided Calpine with certain due diligence materials including information relating to the Company's natural gas reserves. In addition, on June 10, 1999, Mr. Susskind, along with D. Bradley Dunn, a director of the Company, made a presentation to certain members of Calpine's management at Calpine's offices in San Jose, California regarding the Company's views on valuation.

         On July 2, 1999, Mr. King sent a letter to Mr. Susskind that contained a revised proposal to enter into a business combination transaction with the Company at a price of $5.00 per Share. Following the July 2 letter, Mr. King was informed that the Company had engaged DLJ as the Company's exclusive financial advisor in connection with a possible transaction. Mr. Berilgen then informed Mr. King that the Company intended to explore a sale opportunity with another party.

         Approximately one week later, Mr. King received telephone calls from both Mr. Berilgen and a representative of DLJ indicating an opportunity for Calpine to make a revised proposal to acquire the Company. On August 11, 1999, Mr. King sent a letter to B.A. Berilgen containing Calpine's final offer to acquire the Company at a $5.50 per Share cash price. On August 12, 1999, a DLJ representative informed Mr. King that the Company was prepared to negotiate definitive agreements for the proposed transaction.

         During the week of August 16, 1999 through the morning of August 25, representatives of Calpine, including its legal advisor, negotiated with representatives of the Company, including its legal advisor, regarding terms of a definitive merger agreement and conducted detailed due diligence. During this time, representatives of Calpine also negotiated with representatives of the Stockholders party to the Stockholder Agreement regarding the terms of the Stockholder Agreement. These negotiations included a meeting in Houston, Texas on Friday, August 20, 1999 attended by representatives of Calpine and of the Company and, to finalize the definitive agreements, a subsequent meeting of representatives of both companies in Houston, Texas on Tuesday, August 24, 1999. Final negotiations continued into the early morning of Wednesday, August 25. At the conclusion of such negotiations, the Merger Agreement and the Stockholder Agreement were executed. At approximately 9:00 a.m., New York City time, on Wednesday, August 25, 1999, Calpine and the Company issued separate press releases announcing the transaction.

11. PURPOSE OF THE OFFER; MERGER AGREEMENT; STOCKHOLDER AGREEMENT; APPRAISAL RIGHTS.

         The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, Calpine and Merger Subsidiary intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

         The Merger Agreement. The following description of the Merger Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the Tender Offer Statement on Schedule 14D-1 ("Schedule 14D-1") filed by Calpine and Merger Subsidiary with the Commission in connection with the Offer, is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7.

         The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Merger Subsidiary to accept for payment or pay for Shares is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Pursuant to the Merger Agreement, Calpine and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of the Company, no change may be made which (i) changes the form of consideration to be paid, (ii) decreases the price per Share or the number of Shares sought in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in the Merger Agreement, (iv) changes or waives the Minimum Condition, (v) extends the Offer (except as set forth in the Merger Agreement) or (vi) makes any other change to any condition to the Offer set forth in the Merger Agreement which is materially adverse to the holders of Shares. Notwithstanding the foregoing, the Merger Agreement also provides that Merger Subsidiary may, without the consent of the Company, (i) extend the Offer, if at any scheduled expiration date of the Offer any of the conditions to merger Subsidiary's obligation to purchase Shares pursuant to the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for a period of not more than 20 business days beyond the initial Expiration Date, if on the date of such extension less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer and (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Calpine and Merger Subsidiary have also agreed in the Merger Agreement that if all of the conditions to Merger Subsidiary's obligation to purchase Shares pursuant to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Merger Subsidiary shall extend the Offer from time to time in increments of a least five business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of the Merger Agreement in accordance with its terms and (z) December 1, 1999. Subject to the terms of the Offer in the Merger Agreement and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of the conditions of the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration of the Offer.

         Consideration to be Paid in the Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer and upon the terms (but subject to the conditions) set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each Share held by the Company as treasury stock or owned by Calpine, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in the Merger Agreement with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $5.50 in cash or any higher price paid for each Share in the Offer, without interest. The Merger Agreement provides that the Merger will be consummated as soon as practicable after satisfaction of or, to the extent permitted thereunder, waiver of the conditions to the Merger and shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, with the consent of the Independent Directors referred to below, at such later time as is specified in the certificate of merger.

         Board Representation. The Merger Agreement provides that, effective upon acceptance for payment by Merger Subsidiary of the Shares tendered pursuant to the Offer, Calpine shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares owned by Calpine or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed that it will take all action necessary to cause Calpine's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors or seeking and accepting resignations of incumbent directors or both; provided that, prior to the Effective Time, the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Calpine or Merger Subsidiary nor an employee of the Company (an "Independent Director"). If the number of Independent Directors is reduced below one for any reason prior to the Effective Time, the departing Independent Director shall be entitled to designate a person to fill such vacancy. No action proposed to be taken by the Company to (i) amend or terminate the Merger Agreement or the certificate of incorporation or by-laws of the Company or (ii) waive any action required to be taken by Calpine or Merger Subsidiary under the Merger Agreement or any rights of the Company under the Merger Agreement shall be effective without the approval of the Independent Director. At such times, the Company will use its best efforts to cause individuals designated by Calpine to constitute the same percentage as such individuals represent on the Company's Board of Directors of (i) each committee of the Board, (ii) each board of directors of each subsidiary and (iii) each committee of each such board.

         The Merger Agreement provides that, from and after the Effective Time, the directors and officers of Merger Subsidiary at the Effective Time will be the initial directors and officers of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified in accordance with applicable law. Pursuant to the Merger Agreement, the by-laws of Merger Subsidiary, as in effect at the Effective Time, will be the by-laws of the Surviving

Corporation until amended in accordance with applicable law, and the certificate of incorporation of Merger Subsidiary, as in effect at the Effective Time, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the name of the Company.

         Stockholder Meeting. The Merger Agreement provides that, if required by applicable law, the Company will call a meeting of its Stockholders to be held as soon as reasonably practicable following Merger Subsidiary's acquisition of Shares in the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. Under the Merger Agreement, at any such meeting, Calpine has agreed to make a quorum and to vote all Shares acquired in the Offer or otherwise beneficially owned by it in favor of adoption of the Merger Agreement.

         If the Minimum Condition is satisfied pursuant to the Offer, Merger Subsidiary will hold at least a majority of the outstanding Shares on a Fully Diluted Basis and will be able to assure that the requisite number of affirmative votes in favor of approval and adoption of the Merger Agreement will be received, even if no other Stockholder votes in favor thereof. If Merger Subsidiary obtains at least 90% of the outstanding Shares, it may effect the Merger without any notice to and without the authorization of the Stockholders of the Company pursuant to the "short-form" merger provisions of Delaware Law.

         Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, absence of certain changes, undisclosed liabilities, litigation, taxes, employee benefits, brokers, compliance with laws, contracts and debt instruments, environmental, intellectual property and technology and other matters.

         Calpine and Merger Subsidiary have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, disclosure documents, brokers and other matters.

         Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. The Company has further agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written approval of Calpine (which determination by Calpine will not be unreasonably delayed), (i)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of Company Options (defined below)); (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options; (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;
(iv) except as provided in the Merger Agreement, acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisitions of stock or assets) any business including through the acquisition of any interest in any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof; (v) except as provided in the Merger Agreement, mortgage or otherwise encumber or subject to any lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any of the Company's intellectual property rights or any other material properties or assets; (vi) except as provided in the Merger Agreement, make or agree to make any new capital expenditures in excess of $500,000; (vii) make any material tax election (unless required by law) or settle or compromise any material income tax liability;
(viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;
(ix) commence a lawsuit other than (a) for the routine collection of bills or
(b) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided that the Company consults with Calpine prior to filing such suit; (x) (a) enter into or amend any employment or severance agreement or similar arrangements, (b) make any determination as to amounts payable under any plan, arrangement or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries or (c) enter into, adopt, or amend any agreement, arrangement, or benefit plan so as to increase the liability (whether or not contingent) of the Company or Calpine or any of their subsidiaries in respect of compensation or benefits except as may be required by law; (xi) incur any additional indebtedness other than borrowings under the Company's senior bank credit facilities as in effect of the date of the Merger Agreement; (xii) authorize any of, or commit or agree to take any of, the foregoing actions; or (xiii) take or agree or commit to take any action that would make representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; or (xiv) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

         Access to Information. Subject to the terms of the Confidentiality Agreement, the Company has agreed (i) to give Calpine and its representatives access (during normal business hours and upon reasonable notice) to the offices, properties, books and records, of the Company and its subsidiaries, (ii) to furnish Calpine and its representatives with such other information concerning its business, properties and personnel as such persons may reasonably request, (iii) to give Calpine and its representatives full access (during normal business hours and upon reasonable notice) to all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, check vouchers and payment statements as the same may be in existence and in possession of the Company and (iv) to give Calpine and its representatives full access (during normal business hours and at their actual location) to all accounting, revenue, marketing, transportation, processing, environmental, geological, geophysical, production and engineering books, records and data in possession of the Company, except such records or data which Company is prevented by contractual obligations with third parties from disclosing, in which case Company will inform Calpine of the existence of such records, the parties thereto and the subject matter of such records.

         HSR Act Filings; Efforts. Pursuant to the Merger Agreement, each of Calpine and the Company has agreed, if applicable, to (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") with respect to the transactions contemplated by the Merger Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from any Governmental Entity (defined below) in respect of such filings or such transactions and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (defined below) with respect to any such filing or any such transaction. Each of Calpine and the Company has agreed, pursuant to the Merger Agreement, to promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. The Merger Agreement prohibits both Calpine and the Company from participating in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate. "Governmental Entity" means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         Each of Calpine and the Company has agreed, pursuant to the Merger Agreement, to use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, and, if by mutual agreement, Calpine and the Company decide that litigation is in their best interests, each of Calpine and the Company have agreed, pursuant to the Merger Agreement, to cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Pursuant to the Merger Agreement, each of Calpine and the Company have agreed to use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of the Merger Agreement.

         Each of Calpine and the Company has agreed, pursuant to the Merger Agreement, to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

         Notwithstanding the foregoing, the Merger Agreement provides that (i) neither Calpine nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Calpine nor any of its subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have an adverse effect on the business, assets, financial condition, results of operations or prospects of Calpine and its subsidiaries or of Calpine combined with the Surviving Corporation after the Effective Time, (iii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect (as defined in Section 15), (iv) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Calpine or any of its subsidiaries or on the Surviving Corporation or any of its subsidiaries of the type described in clause
(a) or (b) of Section 15 of this Offer and (v) neither Calpine nor Merger Subsidiary shall be required to waive any of the conditions to the Offer described in Section 15 of this Offer or any of the conditions to the Merger described in this Section 11.

         The Merger Agreement provides that the Company will give prompt notice to Calpine of (i) any material representation or warranty made by it contained in the Merger Agreement becoming untrue or inaccurate in any material respect,
(ii) upon the Company's obtaining knowledge thereof, any representation or warranty made by it contained in the Merger Agreement and not covered by clause
(i) above becoming untrue or inaccurate in any material respect, or (iii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

         The Merger Agreement provides that the Company will give prompt notice to Calpine, and Calpine or Merger Subsidiary will give prompt notice to the Company of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Merger Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of the Merger Agreement would have been required to have been disclosed pursuant to the representations and warranties of the Company or which relate to the consummation of the transactions contemplated by the Merger Agreement.

         Stock Options. The Merger Agreement provides that, upon acceptance for payment of Shares pursuant to the Offer, each outstanding Company Option, whether vested or unvested, shall be canceled, and each holder of any such option shall be paid by the Company promptly after the acceptance for payment of Shares pursuant to the Offer for each such option an amount determined by multiplying (i) the excess, if any, of $5.50 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the acceptance for payment of Shares pursuant to the Offer (as if such Company Option was exercisable in full). Notwithstanding any other provisions of the Merger Agreement, immediately after the acceptance for payment of Shares pursuant to the Offer no Company Options will remain outstanding. "Company Option" means any option granted, whether or not exercisable, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to any stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of its subsidiaries.

         Pursuant to the Merger Agreement and as soon as practicable following the date of the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by the Merger Agreement. Notwithstanding any other provision of the Merger Agreement, payment may be withheld in respect of any Company Option until necessary consents are obtained. All amounts payable pursuant to the Merger Agreement in respect of Company Options will be subject to, and reduced by, any required withholding of taxes and will be paid without interest.

         Other Offers. Pursuant to the Merger Agreement, the Company has agreed that, until the termination of the Merger Agreement, the Company and its subsidiaries will not, and will not authorize or permit the officers, directors, employees or other agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (defined below) or (ii) subject to the fiduciary duties of the Board of Directors under applicable law, as advised by counsel to the Company, and in response to an unsolicited request that has been submitted to the Company's Board of Directors and determined to be a Superior Acquisition Proposal (defined below), engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company or otherwise publicized the fact that it may be considering making, or that has made, an Acquisition Proposal; provided, the foregoing does not prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company has agreed to promptly notify Calpine after receipt of any Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep Calpine fully informed of the status and details of any such Acquisition Proposal, indication or request. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; and "Superior Acquisition Proposal" means an Acquisition Proposal which a majority of the Company's disinterested directors determines in its good faith judgment (after receiving the advice of the Company's independent financial advisor) to be more favorable to the Company's stockholders than the Offer or the Merger, and for which financing, to the extent required, is then committed or which a majority of the Company's disinterested directors reasonably believes will be available when required.

         Agreement with respect to Director and Officer Indemnification and Insurance. Pursuant to the Merger Agreement, Calpine will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date of the Merger Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Calpine has further agreed that for three years after the Effective Time, Calpine will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying its obligation Calpine shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Calpine, and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Merger, the Offer or the Merger Agreement occurring on or prior to the Effective Time, Calpine shall cause the Surviving Corporation to pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Calpine will ensure that, at all relevant times, the Surviving Corporation will have access to sufficient funds to fulfill its obligations, as to the Indemnified Parties, pursuant to the Merger Agreement.

         Other Agreements. Calpine has agreed that it will take all action necessary to cause Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger Agreement.

         Except as otherwise provided in the Merger Agreement, Calpine has agreed to honor (or to cause the Surviving Corporation to honor) in accordance with their terms all Company employee benefit plans previously delivered to Calpine and all accrued benefits vested thereunder; it being understood and agreed that nothing in this sentence shall prevent Calpine or the Surviving

Corporation from terminating any such Company benefit plan in accordance with its terms. The Merger Agreement also provides that in the event that Calpine shall merge any Company benefit plan with any Company benefit plan of Calpine or otherwise modify any benefit plan, prior service with the Company will be counted for purposes of employee eligibility, seniority and vesting under such benefit plan, and any pre-existing condition shall be waived for each employee so long as such employee has had medical coverage under the applicable benefit plan for a least six months immediately prior to the Effective Time.

         Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions: (i) Calpine or Merger Subsidiary shall have purchased Shares in an amount equal to at least the Minimum Condition pursuant to the Offer, (ii) if required by applicable law, the adoption of the Merger Agreement by the Stockholders of the Company in accordance with Delaware Law, (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; (iv) any applicable waiting period under the HSR Act relating to the Merger shall have expired and (v) other than filing the certificate of merger in accordance with Delaware Law, all consents required to permit the consummation of the Merger shall have been filed, occurred or been obtained (other than those the failure to file, occur or obtain, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Merger).

         Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders of the Company) (i) by mutual written consent of the Company and Calpine, (ii) by either the Company or Calpine, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgement, injunction, order or decree enjoining Calpine or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable, (iii) by either the Company or Calpine (provided that Calpine shall not be entitled to terminate the Merger Agreement pursuant to this sub-clause (iii) as a result of its breach of the Merger Agreement), (x) if Calpine or Merger Subsidiary shall have failed to commence the Offer within five business days following the date of the announcement of the Merger Agreement,
(y) if Calpine or Merger Subsidiary shall not have purchased any Shares pursuant to the Offer prior to December 1, 1999 or (z) the Offer shall have been terminated without Calpine or Merger Subsidiary having purchased any Shares pursuant to the Offer, (iv) by Calpine upon the occurrence of any Trigger Event described in clauses (i) through (iii) under the heading "Fees and Expenses" below, (v) by the Company, upon the occurrence of any Trigger Event described in clause (i) under the heading "Fees and Expenses" below and (vi) by either the Company or Calpine, if the Merger has not been consummated by June 30, 2000 (provided that the party seeking to terminate the Merger Agreement shall not have breached its obligations under the Merger Agreement in any material respect).

         Fees and Expenses. Each party to the Merger Agreement has agreed to pay its own fees and expenses and there are no provisions for payment by the Company of the fees and expenses of Calpine or Merger Subsidiary or vice versa or at any time prior to the consummation of the Offer as if made at and as of such time, if the Merger Agreement is terminated, except as stated below. The Company has agreed to pay Calpine a fee in immediately available funds equal to $2,000,000 promptly, but in no event later than one business day, after the termination of the Merger Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"): (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal, (ii) any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is qualified as to materiality shall not have been true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, or any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is not so qualified shall not have been true and correct in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Company shall have failed to observe or perform in any material respect any of its obligations under the Merger Agreement; provided that it shall not be a Trigger Event unless (x) the breaches of the representations and warranties without regard to any materiality qualifier or threshold, and failure to perform or breach of any obligation, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect and (y) with respect to breaches of representations and warranties, such breaches in significant part were intentional; provided further that it shall not be a Trigger Event if (1) such breaches and failures to perform are reasonably capable of being cured by December 1, 1999, (2) the Company diligently pursues such cure beginning as soon as it obtains knowledge of such breaches and failures to perform and (3) the Company cures all of such breaches and failures to perform that have given rise to the Trigger Event by December 1, 1999; or (iii) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Calpine or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by Calpine and Merger Subsidiary into the Stockholder Agreement, in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Company's Board of Directors (or any special committee thereof).

         Appraisal Rights. Stockholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, Stockholders at the time of the Merger who do not vote in favor of or consent in writing to the Merger will have the right under Delaware Law to dissent and demand appraisal of their Shares in accordance with Section 262 of Delaware Law.

         Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer (or the Merger) and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the Merger. Moreover, Calpine or Merger Subsidiary may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer (or the Merger).

         THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS.

         Stockholder Agreement. The following description of the Agreement (the "Stockholder Agreement") dated as of August 25, 1999 among Calpine, Merger Subsidiary and the Stockholders named therein (each, a "Principal Stockholder") is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the Schedule 14D-1, is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7. The Principal Stockholders include affiliates of Enron Corporation, Jeffrey E. Susskind, the Chairman of the Board of Directors of the Company, B.A. Berilgen, the President and Chief Executive Officer of the Company, and certain other executive officers of the Company.

         Grant of Stock Option. Under the Stockholder Agreement, each Principal Stockholder has granted Merger Subsidiary an irrevocable option (the "Stock Option") to purchase, subject to the terms and conditions set forth in the Stockholder Agreement, for a price of $5.50 per Share in cash, or to cause to be tendered pursuant to the Offer, such Principal Stockholder's Shares. In addition, if the price to be paid by Merger Subsidiary pursuant to the Offer is increased, the purchase price payable upon exercise of the Stock Option shall similarly be increased. The Stockholder Agreement also provides that the number and kind of Shares subject to the Stock Option and the purchase price therefor shall be appropriately and equitably adjusted in the event of changes in the Company's capital stock.

         Exercise of Option. Subject to the terms of the Stockholder Agreement, Merger Subsidiary has the right to exercise the Stock Option, in whole but not in part, at any time up to the 20th business day after the termination of the Merger Agreement in accordance with the terms thereof if, but only if, the termination of the Merger Agreement did not result from the material breach thereof by Merger Subsidiary or Calpine.

         Agreement to Tender. Each Principal Stockholder has agreed, in the Stockholder Agreement, upon receipt of written instructions from Merger Subsidiary, to deliver to the Depositary (i) a Letter of Transmittal with respect to such Principal Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Principal Stockholder (but if such Shares are not accepted for payment or are withdrawn and are to be returned pursuant to the Offer, to return such Shares to such Principal Stockholder whereupon they shall continue to be held by such Principal Stockholder subject to the terms and conditions of the Stockholder Agreement), (ii) the certificates evidencing such Principal Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer. Notwithstanding anything to the contrary set forth in the Stockholder Agreement, no Principal Stockholder shall be required to tender such Principal Stockholder's Shares in the Offer if the per Share consideration to be paid by Merger Subsidiary pursuant to the Offer is less than $5.50 per Share in cash.

         Conditions. The Principal Stockholders' obligations to sell their Shares (other than by tendering pursuant to the Offer) under the Stockholder Agreement are subject to the satisfaction of the following conditions: (i) the representations and warranties of Merger Subsidiary set forth in the Stockholder Agreement shall be true and correct in all material respects on the date of sale as if made on such date, (ii) if applicable, all waiting periods under the HSR Act to the exercise of the Stock Option shall have expired or been terminated, (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Stock Option and (iv) Merger Subsidiary shall have commenced the Offer.

         No Shopping. Each Principal Stockholder has further agreed to not, directly or indirectly, solicit, initiate or encourage (or authorize any person to solicit) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company, or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction (a "Business Combination Proposal") or, subject to a Principal Stockholder's fiduciary duty as a director of the Company, if applicable, as further provided in the Merger Agreement participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to make or seek any Business Combination Proposal. Each Principal Stockholder agreed to promptly advise Merger Subsidiary of the terms of any communication it may receive relating to a Business Combination Proposal if a representative of such Principal Stockholder having direct working knowledge of the Stockholder Agreement has knowledge of such communications.

         Proxy. In entering into the Stockholder Agreement, each Principal Stockholder granted Merger Subsidiary a proxy to vote or consent at every annual, special or adjourned meeting, or solicitation of consents, of the Stockholders of the Company (i) in favor of the adoption of the Merger Agreement and the Stockholder Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and Stockholder Agreement,
(ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement and the Stockholder Agreement. Each Stockholder also agreed to cause such Principal Stockholder's Shares that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. The proxy granted under the Stockholder Agreement is irrevocable, but such proxy will be revoked upon the earlier of (i) termination of the Stockholder Agreement in accordance with its terms and (ii) the purchase of the Principal Stockholder Shares pursuant to the Offer.

         Pursuant to the Stockholder Agreement, the Principal Stockholders granted Merger Subsidiary an option to purchase, subject to certain conditions, for a price of $5.50 per Share, or to cause to be tendered pursuant to the Offer, an aggregate of up to 3,492,537 outstanding Shares, up to an additional 425,000 Shares issuable upon exercise of outstanding stock options and up to an additional 150,000 shares issuable upon exercise of the outstanding Warrants. Assuming that the full amount of Shares that are subject to the Stockholder Agreement are validly tendered and not withdrawn pursuant to a directive from Merger Subsidiary, no additional Shares would be required to be tendered under the Offer in order to satisfy the Minimum Condition (assuming the number of Fully Diluted Shares set forth in the Introduction hereto).

         Preferred Stock and Warrants. Enron Capital & Trade Resources Corp., a Principal Stockholder which holds all of the issued and outstanding Preferred Stock of the Company, has agreed, in the Stockholder Agreement, to sell and transfer to the Company, and the Merger Subsidiary has agreed to purchase or to cause the Company to purchase and redeem, all of the shares of Preferred Stock, at a price per share of Preferred Stock equal to $10.10, plus all accrued and unpaid dividends thereon (whether or not declared), promptly (but in no event more than one business day) following the consummation of the Offer. In addition, Joint Energy Development Investments Limited Partnership, a Principal Stockholder which holds all of the outstanding Warrants, has agreed, in the Stockholder Agreement, to transfer and surrender to the Company for cancellation for no additional consideration all of the Warrants, promptly (but in no event more than one business day) following consummation of the Offer; provided that, if Merger Subsidiary increases the consideration per Share to be paid pursuant to the Offer to an amount that exceeds the exercise price of the Warrants, Merger Subsidiary shall pay, or cause the Company to pay, to such Principal Stockholder an amount equal to the aggregate net in the money value of such Warrants, in connection with the transfer and surrender thereof. If Merger Subsidiary exercises the Stock Option, at the closing of the acquisition of the Principal Stockholders' Shares, Merger Subsidiary shall purchase from the relevant Principal Stockholder, and such Principal Stockholder will sell to Merger Subsidiary, all of the shares of Preferred Stock, at a price per share of Preferred Stock equal to $10.10, plus all accrued and unpaid dividends thereon (whether or not declared).

         Delaware Law. The Merger would have to comply with other applicable procedural and substantive requirements of Delaware Law.

         The Company is incorporated under the laws of the State of Delaware, which has adopted certain laws regarding business combinations. In general,
Section 203 of Delaware Law prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the time that such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The Board of Directors of the Company has approved the Merger Agreement and the Stockholder Agreement and the transactions contemplated thereby, including the Offer and the

Merger, for purposes of Section 203. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by this Offer to Purchase.

         Other Matters. Any merger or other similar business combination proposed by Calpine would also have to comply with any applicable Federal law. In particular, the Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. Calpine believes that Rule 13e-3 will not be applicable to the Merger unless the Merger is consummated more than one year after termination of the Offer or if an alternative merger transaction were to provide for stockholders to receive consideration for their Shares in an amount less than the price per Share paid pursuant to the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the Commission and distributed to such stockholders prior to consummation of the transaction.

         If for any reason the Merger is not consummated, Calpine and Merger Subsidiary will evaluate their alternatives. Such alternatives could include purchasing additional Shares in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Merger Subsidiary may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Calpine or Merger Subsidiary, which may vary from the price to be paid for Shares in the Offer.

         Calpine intends to conduct a review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties and policies and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, operations, corporate structure, capitalization, Board of Directors, policies or dividend policy.

         Except as otherwise described in this Offer to Purchase, Calpine and Merger Subsidiary have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure, Board of Directors or management.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT.

         The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Calpine or Merger Subsidiary. Calpine cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

         Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq SmallCap Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued inclusion on the Nasdaq SmallCap Market, the market for the Shares could be adversely affected.

         The extent of the public market for the Shares and availability of quotations therefor would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

         The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

         The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for Nasdaq reporting. Merger Subsidiary intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

13.      DIVIDENDS AND DISTRIBUTIONS.

         If on or after August 25, 1999, the Company should (notwithstanding the fact that the following actions may be prohibited under the Merger Agreement)
(i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on August 25, 1999 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Merger Subsidiary's rights under Section 15, Merger Subsidiary may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

         If, on or after August 25, 1999, the Company should (notwithstanding the fact that the following actions are prohibited under the Merger Agreement) declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to Stockholders of record on a date prior to the transfer to the name of Merger Subsidiary or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Merger Subsidiary's rights under Section 15, (i) the purchase price per Share payable by Merger Subsidiary pursuant to the Offer may be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering Stockholders will (a) be received and held by the tendering Stockholders for the account of Merger Subsidiary and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Merger Subsidiary, accompanied by appropriate documentation of transfer, or (b) at the direction of Merger Subsidiary, be exercised for the benefit of Merger Subsidiary, in which case the proceeds of such exercise will promptly be remitted to Merger Subsidiary. Pending such remittance and subject to applicable law, Merger Subsidiary will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Merger Subsidiary in its sole discretion.

14.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

         Merger Subsidiary reserves the right, at any time or from time to time,
(i) to extend the Offer if, at the scheduled Expiration Date, any of the conditions to the Offer have not been satisfied or waived, until such time as such conditions are satisfied or waived, and for a further period of time as described below in this paragraph, in any case by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) except to the extent otherwise provided in the Merger Agreement, to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Merger Subsidiary will exercise its right to extend or amend the Offer. Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance; provided, that Merger Subsidiary may, without the consent of the Company, extend the Offer for a period of time of not more than 20 business days beyond the initial Expiration Date if on the date of such extension less than 90% of the Fully Diluted Shares have been validly tendered and not withdrawn. Under certain circumstances Merger Subsidiary may be required under the Merger Agreement to extend the Offer. See Section 11 for a description of such provisions of the Merger Agreement.

         If Merger Subsidiary shall decide, in its sole discretion, subject to the terms of the Merger Agreement, to increase the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Merger Subsidiary makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Merger Subsidiary will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer.

         Merger Subsidiary also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law and the rules of the Commission including Rule 14e-1) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

         If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Merger Subsidiary of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Merger Subsidiary pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

         Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Merger Subsidiary will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, Merger Subsidiary will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

15.      CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, Calpine and Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) pay for any Shares, and may terminate the Offer, if by the expiration of the Offer, the Minimum Condition shall not have been satisfied, or at any time on or after August 25, 1999 and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

                  (a) there shall be instituted or pending any action or proceeding by any Governmental Entity or by any other person, domestic or foreign, before any Governmental Entity or arbitrator, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Calpine or Merger Subsidiary or the consummation by Calpine or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Stockholder Agreement, the Merger Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Calpine's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company or any of its subsidiaries or of Calpine and its subsidiaries or to compel Calpine or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or of Calpine and its subsidiaries, (iii) seeking to impose material limitations on the ability of Calpine or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Calpine or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Calpine or any of its subsidiaries or affiliates of any Shares or (v) that otherwise, in the judgment of Calpine, is likely to materially adversely affect the business, assets, liabilities, operations, condition (financial or otherwise), results of operations or prospects of the Company or any of its subsidiaries, or Calpine and its subsidiaries, taken as a whole; or

                  (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Stockholder Agreement, the Merger Agreement, the Offer or the Merger, by any Governmental Entity or arbitrator (other than the application of the waiting period provisions of the HSR Act to the Stockholder Agreement, the Merger Agreement, the Offer or the Merger), that, in the reasonable judgment of Calpine, is substantially likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

                  (c) any change shall have occurred (or any development shall have occurred involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of Calpine, is or is likely to be materially adverse to the Company and its subsidiaries taken as a whole or Calpine shall have become aware of any facts that, in the reasonable judgment of Calpine have or are likely to have or result in a Material Adverse Effect (defined below); or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ over-the-counter market in the United States that lasts or has lasted for at least two full consecutive trading days, (ii) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent (or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

                  (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or Calpine shall have otherwise learned that (i) any person or "group" (defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares) or (ii) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

                  (f) any consent (other than the filing of a certificate of merger or approval by the stockholders of the Company of the Merger (if required by Delaware Law)) required to be filed, occurred or been obtained by the Company or any of its subsidiaries or Calpine or any of its subsidiaries (including Merger Subsidiary) in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed, occurred or been obtained (other than any such consents the failure to file, occur or obtain in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Offer or the Merger); or

                  (g) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement that is qualified as to materiality shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time or any of the representations and warranties set forth in the Merger Agreement that is not so qualified shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; provided that this condition shall not be deemed to exist unless, in the reasonable judgment of Calpine, such breaches or failures to perform any covenant, obligation or agreement, and any breach of representation or warranty without regard to any materiality qualifier or threshold, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

                  (h) any party to the Stockholder Agreement (other than Merger Subsidiary or Calpine) shall have breached or failed to perform in any material respect any of its agreements under the Stockholder Agreement or any of the representations and warranties of any such party set forth in the Stockholder Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Stockholder Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

                  (i) the Merger Agreement or the Stockholder Agreement shall have been terminated in accordance with its terms; or

                  (j) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Calpine or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by Calpine and Merger Subsidiary into the Stockholder Agreement; or

                  (k) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal;

which, in the judgment of Calpine in any such case, and regardless of the circumstances (including any action or omission by Calpine or Merger Subsidiary) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment. The term "Material Adverse Effect" means a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business, properties, results of operations or prospects of the Company and its subsidiaries taken as a whole or (b) the consummation of the transactions contemplated hereby; provided that occurrences or events resulting from (i) changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products, (ii) changes in general economic conditions, including general stock market conditions and interest rate changes or (iii) the adverse determination of any pending litigation disclosed in the disclosure schedule to the Merger Agreement shall in each case be excluded from consideration for purposes of the effect of an occurrence or event on the Company and its subsidiaries taken as a whole.

         The foregoing conditions are for the sole benefit of Calpine and Merger Subsidiary and may be asserted by Calpine in its sole discretion regardless of the circumstances (including any action or omission by Calpine or Merger Subsidiary) giving rise to any such condition or (other than the

Minimum Condition) may be waived by Calpine and Merger Subsidiary in their discretion in whole at any time or in part from time to time. The failure by Calpine or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by Calpine concerning the events described above will be final and binding upon all parties.

         Notwithstanding anything to the contrary set forth in the Offer to Purchase, in response to any condition to the Offer not being satisfied, Merger Subsidiary may not upon expiration of the Offer (and without extending the period of time for which the Offer is open) delay acceptance for payment or payment for Shares until such time as such condition is satisfied or waived; provided that, subject to the applicable regulations of the Commission, Merger Subsidiary reserves the right (subject to the terms of the Merger Agreement), at any time and from time to time, to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, pay for, any Shares in order to comply with applicable law.

16.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         General. Except as set forth in this Section 16, based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Merger Subsidiary is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Merger Subsidiary's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Subsidiary or Calpine as contemplated herein. Should any such approval or other action be required, it is currently contemplated that, except as described below under "State Takeover Statutes", such approval or other action will be sought. However, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Subsidiary to elect to terminate the Offer without the purchase of Shares thereunder. Merger Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

         State Takeover Statutes. A number of states have adopted laws which, to varying degrees, seek to regulate attempts to acquire corporations that are incorporated in, or have substantial connections with, the state. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Based on publicly available information concerning the Company, Calpine does not believe that any of these laws will, by their terms, apply to the Offer or the Merger.

         In addition, the constitutional validity of state statutes regulating acquisition attempts has been the subject of considerable litigation. In its 1982 decision in Edgar v. MITE Corp., the Supreme Court of the United States invalidated an Illinois law that, among other things, gave Illinois officials authority to block a tender offer for any corporation having certain defined connections with the state. In 1987, however, the Supreme Court upheld an Indiana law that prevented acquirors of a controlling stake in certain Indiana corporations from voting the acquired shares until the other stockholders had approved the acquisition. The Court distinguished between state statutes that affect acquisitions of entities incorporated outside the state and those that address the internal governance, including the scope and exercise of stockholder voting rights, of in-state corporations. While the lower federal courts have relied on a similar distinction in subsequent cases, the precise extent to which an individual state may regulate acquisitions of out-of-state corporations remains unclear.

         If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Calpine will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Calpine or Merger Subsidiary might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Merger Subsidiary might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Merger Subsidiary may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

         Antitrust. The transaction is exempt from the pre-merger notification and waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         Margin Credit Regulations. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or maintaining margin stock, if the credit is secured directly or indirectly thereby. Any borrowings under the Credit Agreement will not be directly secured by a pledge of the Shares. In addition, Calpine and Merger Subsidiary believe that such borrowings will not be "indirectly secured" within the meaning of the Margin Credit Regulations, as interpreted. Accordingly, Calpine and Merger Subsidiary believe that the Margin Credit Regulations are not applicable to any borrowings under the Credit Agreement.

17.      FEES AND EXPENSES.

         Merger Subsidiary has retained D.F. King & Co., Inc., to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

         Merger Subsidiary will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Subsidiary for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.      MISCELLANEOUS.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Subsidiary may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUBSIDIARY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         Merger Subsidiary has filed with the Commission a Tender Offer Statement on Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-l and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth with respect to the Company in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).



                                              CPN Sheridan, Inc.

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

                    OFFICERS OF CALPINE AND MERGER SUBSIDIARY

1. DIRECTORS AND EXECUTIVE OFFICERS OF CALPINE. The following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Calpine. Each such person is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Calpine Corporation, 50 West San Fernando Street, San Jose, California, 95113. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Calpine.


                                                                        Present Principal Occupation
               Name and                                               or Employment; Material Positions
          Business Address               Age                            Held During Past Five Years
          ----------------               ---                            ---------------------------
Peter Cartwright.....................    69              Director of Calpine since 1984, Chairman of the Board
                                                         since September 1996, President and Chief Executive
                                                         Officer since 1984.

Ann B. Curtis........................    48              Director of Calpine since September 1996 and Executive
                                                         Vice President since August 1998. From September 1992
                                                         until August 1998, Ms. Curtis was Senior Vice President.

Jeffrey E. Garten....................    52              Director of Calpine since January 1997.  Dean of the Yale
Dean, School of Management                               School of Management and William S. Beinecke Professor in
Yale University                                          the Practice of International Trade and Finance since
Box 208200                                               November 1995.  From November 1993 to October 1995, Mr.
New Haven, CT. 06520-8200                                Garten served as Undersecretary of Commerce of
                                                         International Trade.

Susan C. Schwab......................    44              Director of Calpine since January 1997.  Dean of the
Dean, School of Public Affairs                           School of Public Affairs at the University of Maryland
University of Maryland                                   since August 1995.  From July 1993 to August 1995, Dr.
Room 2101 Van Munching Hall                              Schwab served as Director, Corporate Business Development
College Park, MD 20742                                   at Motorola, Inc.

George J. Stathakis..................    68              Director of Calpine since September 1996 and Senior
                                                         Advisor since December 1994.  Mr. Stathakis has been
                                                         providing financial, business and management
                                                         advisory services to numerous corporations
                                                         since 1985. Chairman of the Board and Chief
                                                         Executive Officer of Ramtron International
                                                         Corporation, and advanced technology
                                                         semiconductor company, from 1990 to 1994.

John O. Wilson.......................    60              Director of Calpine since January 1997. Senior Research
Senior Research Fellow                                   Fellow, Berkeley Roundtable on the International Economy
Berkeley Roundtable on the                               and Executive Vice President and Chief Economist, SDR
International Economy (BRIE)                             Capital Management, Inc. since January 1999.  Mr. Wilson
2234 Piedmont Avenue                                     served as Executive Vice President and Chief Economist at
University of California, Berkeley                       Bank of America from August 1984 to January 1999.
Berkeley, CA 94720

V. Orville Wright.....................   78              Director of Calpine since January 1997. Mr. Wright served
                                                         in various positions with MCI Communications Corp.,
                                                         including Vice Chairman and Co-Chief Executive
                                                         Officer from 1988 to 1991, Vice Chairman and
                                                         Chief Executive Officer from 1985 to 1987, and
                                                         President and Chief Operating Officer from
                                                         1975 to 1985.

Robert D. Kelly......................    41              Senior Vice President - Finance of Calpine since January
                                                         1998.  Vice President - Finance from April 1994 to January
                                                         1998.

2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUBSIDIARY. The following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Calpine. Each such person is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Calpine Corporation, 50 West San Fernando Street, San Jose, California, 95113. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Calpine.


                                                                      Present Principal Occupation
             Name and                                              or Employment; Material Positions
        Business Address            Age                               Held During Past Five Years
        ----------------            ---                               ---------------------------
Peter Cartwright................   69                Chairman of Board, President and Chief Executive Officer of
                                                     Merger Subsidiary since its incorporation on August 23,
                                                     1999.  Director of Calpine since 1984, Chairman of the Board of Calpine since September 1996, President and Chief
                                                     Executive Officer of Calpine since 1984.

Ann B. Curtis...................   48                Vice President, Chief Financial Officer and Secretary of
                                                     Merger Subsidiary since its incorporation on August 23,
                                                     1999.  Director of Calpine since September 1996 and Executive
                                                     Vice President of Calpine since August 1998.  From September
                                                     1992 until August 1998, Ms. Curtis was Senior Vice President of Calpine.

Thomas R. Mason.................   55                Executive Vice President of Merger Subsidiary since its
                                                     incorporation on August 23, 1999. Executive Vice President of
                                                     Calpine since August 1998. From March 1998 until August 1998,
                                                     Mr. Mason was Senior Vice President of Calpine. Prior to
                                                     joining Calpine, Mr. Mason was President and Chief Operating
                                                     Officer of CalEnergy Operating Services, Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company.

John T. King....................   34                Vice President of Merger Subsidiary since its incorporation on August 23, 1999.  Vice President-Business Development
                                                     since September 1997 and employee of Calpine since February
                                                     1995.  From 1994 to February 1995, Mr. King was Chief
                                                     Operating Officer of Charter Media, Inc.

Robert D. Kelly.................   41                Vice President of Merger Subsidiary since its incorporation on August 23, 1999.  Senior Vice President-Finance of
                                                     Calpine since January 1998 and Vice President-Finance from
                                                     April 1994 to January 1998.

Charles B. Clark, Jr............   51                Controller of Merger Subsidiary since its incorporation on
                                                     August 23, 1999.  Vice President and Corporate Controller of
                                                     Calpine since May 1999.  From February 1999 to April 1999,
                                                     Director of Business Services for Geysers, Calpine
                                                     Corporation.  From March 1998 to November 1998, Mr. Clark was
                                                     Chief Financial Officer of Hobbs Group, LLC.  From February
                                                     1997 to February 1998, Mr. Clark was Senior Vice
                                                     President-Finance and Administration of CNF Industries, Inc.
                                                     and from May 1988 to January 1997, Mr. Clark was Vice
                                                     President and Chief Financial Officer of Century Contractors
                                                     West, Inc. (a predecessor of CNF Industries, Inc.).

Lisa M. Bodensteiner............   37                Assistant Secretary of Merger Subsidiary since its
                                                     incorporation on August 23, 1999. Vice President and
                                                     General Counsel of Calpine since April 1999. From February
                                                     1998 to March 1999, Ms. Bodensteiner was Calpine's
                                                     Assistant General Counsel and from February 1996 to
                                                     February 1998 was Associate Counsel. Prior to joining
                                                     Calpine, Ms. Bodensteiner was an attorney for Thelen,
                                                     Marrin, Johnson & Bridges (now Thelen, Reid & Priest).


         None of the executive officers and directors of Calpine or Merger Subsidiary currently is a director of, or holds any position with, the Company or any of its subsidiaries. To the knowledge of Calpine and Merger Subsidiary, none of Calpine's or Merger Subsidiary's directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

         Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:           By Facsimile Transmission:    By Hand/Overnight Delivery:
  40 Wall Street, 46th Floor  (Eligible Institutions Only)  40 Wall Street, 46th Floor
     New York, NY 10005            (718) 234-5001              New York, NY 10005
(Attention: Reorganization                                   (Attention: Reorganization
       Department)                                                   Department)

                              Confirm by Telephone:
                                 (718) 921-8200

                              For Information Call:
                                 (718) 921-8200

         Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                     The Information Agent for the Offer is:


                              D.F. KING & CO., INC.
                                 77 Water Street
                               New York, NY 10005
                     Banks and Brokers call: (212) 269-5550
                    All others call toll-free: (800) 848-3094